Exhibit 5.1

December 23, 2002

Computer Sciences Corporation
2100 East Grande Avenue
El Segundo, California 90245

Re:
Registration Statement on Form S-4

Ladies and Gentlemen:

        I am a Vice President, General Counsel and Secretary of Computer Sciences Corporation, a Nevada corporation ("CSC"). I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") being filed by CSC with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the acquisition (the "Acquisition") by CSC of DynCorp, a Delaware corporation, and the issuance and registration of shares of CSC's Common Stock, par value $1.00 per share (the "CSC Shares"), in connection with the Acquisition. As described in the Registration Statement, CSC proposes to issue the CSC Shares in exchange for shares of DynCorp Common Stock, par value $0.10 per share.

        I have examined, among other things, the Registration Statement, CSC's Restated Articles of Incorporation and Bylaws, as both have been amended to date, and originals or copies certified or otherwise identified to my satisfaction of such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

        Based on the foregoing, I am of the opinion that:

  (1)
  the CSC Shares have been duly authorized; and

  (2)
  upon issuance of the CSC Shares in connection with the Acquisition as described in the Registration Statement and the Prospectus constituting a part thereof (the "Prospectus"), the CSC Shares will be validly issued, fully paid and non-assessable.

        CSC is incorporated under the laws of the State of Nevada. I am admitted to the practice of law before the United States Supreme Court and several lower federal courts, as well as the state courts of Kansas, Pennsylvania and the District of Columbia. I call to your attention that I am not admitted to the practice of law in the State of Nevada; however, I am generally familiar with the General Corporation Law of the State of Nevada and have made such inquiries as I consider necessary to render the opinions expressed herein. Subject to the foregoing, this opinion is limited to the effect of the present state of Nevada and United States federal law. In rendering this opinion, I assume no obligation to revise or supplement it if the current laws, or the interpretation thereof, are changed.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" contained in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

Sincerely,
/s/ HAYWARD D. FISK Hayward D. Fisk